Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Mark Lake	Suzanne Charnas
	212 762 6927	212 761 3043
Erica Platt
212 762 6848

For Immediate Release

Morgan Stanley Restructures Investment Management Unit to Focus on Institutional Client Base

Will Sell Retail Asset Management Business, Including Van Kampen Investments, to Invesco and Maintain Minority Stake in Combined Firm

Long-Only Institutional Business to be Led by Its Portfolio Managers and Dedicated to Fundamental Research and Active Management

NEW YORK, October 19, 2009 – Morgan Stanley (NYSE: MS) today announced as part of a restructuring of its investment management division a definitive agreement to sell its retail asset management business, including Van Kampen Investments, Inc., to Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company. This transaction allows the Firm to focus on its institutional client base – including corporations, pension plans, large intermediaries, foundations and endowments, sovereign wealth funds, and central banks, among others.

Under the terms of the definitive agreement, Invesco will purchase Morgan Stanley’s retail asset management business, operating under both the Morgan Stanley and Van Kampen brands, in a stock and cash transaction valued at $1.5 billion. Morgan Stanley will receive a 9.4 percent minority interest in Invesco, allowing the Firm to participate in the future growth of the combined Invesco and Morgan Stanley/Van Kampen businesses. The transaction, which has been approved by the Boards of Directors of both companies, is expected to close in mid-2010, subject to customary closing conditions and regulatory approvals.

James Gorman, Co-President of Morgan Stanley, said, “Our objective in Asset Management is straightforward: deliver superior performance for our clients, return our investment business to strong and consistent profitability, and reignite a best-in-class investment culture. This transaction is an important step in that direction. By taking a minority interest in Invesco, Morgan Stanley will be able to realize significant value in partnership with a world-class player.

“The combination of Invesco’s strong and diversified product portfolio with Van Kampen’s own product strengths and leading distribution capabilities will create a formidable new contender in the retail space – with the size and scale necessary to compete in today’s rapidly changing and consolidating marketplace. In addition, this transaction will mitigate certain affiliated product sales restrictions faced by Van Kampen portfolio managers since the closing of the Morgan Stanley Smith Barney joint venture.”

Going forward, Morgan Stanley Investment Management (MSIM) will be comprised of several distinct institutional-focused businesses. These include: a long-only institutional business (including equity and fixed income), a direct hedge fund business, a fund of funds business, a liquidity business, and a merchant banking business, including the Firm’s real estate, private equity and infrastructure units. In Japan, MSIM’s equity management businesses will be sold to Invesco as part of the transaction, but MSIM will retain its fixed income investment team and a sales and client service team to serve Japanese investors. The restructured MSIM would have approximately $267 billion in assets under management on a pro-forma basis as of September 30, 2009.

MSIM’s long-only institutional business will now be led by an Operating Committee comprised primarily of senior portfolio managers whose interests will be aligned with their individual portfolios and the broader business. Stu Bohart, Co-Head of MSIM, will chair the Operating Committee.

Mr. Bohart said, “Our role as a fiduciary is at the heart of everything we do at MSIM. We believe a more streamlined, portfolio manager-led organization dedicated to fundamental research and active asset management will put us in an even stronger position to produce superior long-term investment results in equity, fixed income and asset allocation; develop durable products of appropriate size; and deliver first-class client service. And by further aligning the interests of the Firm, senior staff and clients, we expect to enhance our ability to attract top investment management talent.”

Mr. Bohart continued, “We are refocusing our efforts towards greater profitability from a solid foundation, building on the strength and momentum already achieved in key businesses. We continue to see strong long-term performance in many of our actively managed strategies across the 1-year, 3-year, 5-year and 10-year time periods and look forward to building on the success of our investment partnerships with institutional investors and intermediaries globally.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 37 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

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Forward-Looking Statements

Statements about the expected effects, timing, benefits, financial and operating results, synergies and cost savings related to the transaction and all other statements in the press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect current estimates, projections and expectations. Any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Morgan Stanley and Invesco, including: (1) the risks associated with transactions of this nature, (2) the impact of general economic and industry conditions, (3) adverse changes in the stock markets, the public debt markets and other capital markets, (4) changes in investor participation in the markets, (5) the risks of market fluctuations of Invesco common stock, (6) the impact of the transaction on Invesco’s common stock, (7) the impact of any restructuring or reorganization of the investment management business to be retained by Morgan Stanley after consummation of the transaction on the financial condition or results of operations of Morgan Stanley, (8) the impact of U.S. or foreign legislative or regulatory requirements applicable to the transaction, or changes in such requirements, including changes in trade, tax, monetary and fiscal policies and laws, as well as any changes in bank, investment management or broker-dealer regulation, (9) the impact of changes in accounting standards, rules or interpretations and (10) the impact of political conditions in the U.S. and abroad both generally and as they pertain to financial services companies specifically. The actual results or performance and expected benefits of the transaction could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Morgan Stanley. For a discussion of additional risks and uncertainties that may affect the future results of Morgan Stanley, please see Morgan Stanley’s periodic reports filed with the Securities and Exchange Commission and available on www.sec.gov.